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Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
www.ciber.com

For Immediate Release	Contacts:	Doug Eisenbrandt Investor Relations 303-220-0100 IR@ciber.com	Jenn Wing Media Relations 303-220-0100 jwing@ciber.com

CIBER POSTS FOURTH QUARTER AND FISCAL 2003 RESULTS
Revenues Up 14% and Earnings Up 41% Over Fiscal 2002

        GREENWOOD VILLAGE, Colo.—Feb. 12, 2004—Today CIBER, Inc. (NYSE: CBR) reported its results for fiscal 2003 and its fourth quarter.

        Revenues for the year ended Dec. 31, 2003 were $692 million, an increase of 14 percent over fiscal 2002 results of $608.3 million. This $84 million increase included approximately $90 million in net increases from mergers and acquisitions activity, offset by a $7 million decrease from a significant customer budget outage that began in September 2003. Organic growth, excluding the one client curtailment, was essentially flat for 2003.

        Net income for fiscal 2003 was $20 million, this represented a 41 percent increase over fiscal 2002's results of $14.2 million. This improvement is principally attributed to continued cost reduction programs resulting in lower overhead costs and a tax benefit in Europe related to cost containments in former operations. GAAP earnings per share increased to $.31 for 2003 from $.22 for 2002, a 41 percent increase.

        For the December 2003 quarter, revenues totaled $167.4 million, an increase of 5 percent compared to $159.4 million for the December 2002 quarter. Net income totaled $4.2 million, a decrease of 16 percent from the December 2002 quarter results of $5 million. The lower quarterly results were a result of fewer billing days than usual, additional costs related to a continued customer budget outage, severance expense in the U.S. and Europe (which will benefit 2004 expenses), and interest expenses of the new convertible debt that closed in early December. Earnings per share were $.07 for the December 2003 quarter, a $.01 decrease compared to the December 2002 quarter of $.08 for the reasons described above.

        "2003 represented a transformational year for CIBER. We were able to post sequential gains in revenues and profits against a back drop of continued constrained IT services spending in both U.S. corporate and state government sectors," said Mac Slingerlend, CIBER's President and Chief Executive Officer. "Very positive 2003 events included:

  •
  Closing the ECsoft Group plc merger effective Feb. 1, 2003. CIBER is now truly pan-European with offices in six countries, delivery services throughout Europe and over 10 percent of our total revenues in Europe.

  •
  Closing the AlphaNet Solutions, Inc. acquisition on June 30, 2003. This added significant New York Metro Plex revenues and operations into our consulting, managed services, and business process outsourcing (BPO) work. This BPO expertise is now being utilized across other parts of our business model.

  •
  The $175 million convertible, subordinated debenture offering that closed on Dec. 2, 2003, which added significant liquidity and long-term capital at terms we consider very favorable.

  •
  The announced pending acquisition of SCB Computer Technology, Inc. (SCB) in October, which we believe will close in early March 2004, and which we believe will add approximately $125 million in annualized revenues to our strategic verticals of Federal government (approximately 50 percent), State & Local government (35 percent) and commercial sectors (15 percent).

        "Subsequent to the end of 2003, we announced the acquisition of FullTilt Inc.'s Services Division, representing approximately $14 million in expected 2004 revenues for our Philadelphia and Pittsburgh branch locations; it closed in January 2004.

        "The above described activities, and dozens of others, continue to position CIBER as a very relevant and significant international player in the IT services sector, one that is well positioned for 2004 and beyond. In addition to the meaningful growth, particularly in the public sector, associated with the pending SCB closing, we are actively working in Europe to become a larger player in 2004. We are also excited to increase our offshore revenues this year. We are highly encouraged about prospects for 2004. Stability in our operations, improving world economies, and our enhanced cash flow and liquidity, all position us well for another year of gains.

        "Excluding SCB contributions, we believe 2004 revenue will be approximately $725-740 million and earnings are expected to be in the $.44-.52 per share range, an increase of 42-68 percent from 2003. For the first quarter of 2004, we currently expect revenue to be in the range of $170-176 million, and earnings per share to be between $.08-.10. Assuming we are able to close the pending SCB transaction as anticipated, we believe revenue for the first quarter of 2004 will increase by approximately $10 million, and earnings per share will increase by $.01. For 2004, again assuming SCB closes as anticipated, we believe revenue will be between $825-845 million, easily exceeding our previous corporate high of $742 million in 1999, and earnings are expected to be in the range of $.50-.60 per share, which would represent an increase of 61-94 percent from 2003," concluded Slingerlend.

About CIBER, Inc.

        CIBER, Inc. (NYSE: CBR) is a leading international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER's services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company's consultants now serve client businesses from over 50 CIBER and 10 CIBER Europe offices. With offices in 10 countries, annualized revenue of approximately $700 million and approximately 6,000 employees, CIBER's IT specialists continuously build and upgrade our clients' systems to "competitive advantage status." CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

        Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company's filings with the Securities and Exchange Commission. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.

CIBER, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	In thousands, except per share data
Consulting services	$161,664	$153,620	$663,973	$582,864
Other revenues	5,734	5,783	28,014	25,454

Total revenues	167,398	159,403	691,987	608,318

Cost of consulting services	119,360	110,405	478,328	416,658
Cost of other revenues	4,159	4,176	20,369	17,326
Selling, general and administrative expenses	37,550	36,618	158,163	148,902
Amortization of intangible assets	641	391	2,664	910

Operating income	5,688	7,813	32,463	24,522
Other income (expense), net	(162)	428	(1,028)	(737)

Income before income taxes	5,526	8,241	31,435	23,785
Income tax expense	1,348	3,290	11,451	9,607

Net income	$4,178	$4,951	$19,984	$14,178

Earnings per share—diluted	$.07	$.08	$.31	$.22
Weighted average shares—diluted	63,464	65,089	64,382	63,989

        For the three months ended December 31, 2003 and 2002, respectively, earnings per share—basic was $0.07 and $0.08 and weighted average shares—basic were 62,228 and 64,550.

        For the years ended December 31, 2003 and 2002, respectively, earnings per share—basic was $0.31 and $0.22and weighted average shares—basic were 63,505 and 63,313.

CIBER, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2003	December 31, 2002
	In thousands
Assets
Current assets:
Cash and cash equivalents	$132,537	$14,899
Accounts receivable, net	140,037	132,513
Prepaid expenses and other current assets	10,521	7,753
Income taxes refundable	4,616	3,570
Deferred income taxes	4,931	5,034

Total current assets	292,642	163,769
Property and equipment, net	15,377	17,624
Intangible assets, net	258,223	237,867
Other assets	7,081	7,881

Total assets	$573,323	$427,141

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,236	$13,527
Accrued compensation and related liabilities	37,954	30,360
Other accrued expenses and liabilities	24,399	17,988
Income taxes payable	501	1,047

Total current liabilities	80,090	62,922
Bank line of credit	—	21,864
Long-term debt	175,000	—
Other long-term liabilities	13,601	8,993

Total liabilities	268,691	93,779

Contingent redemption value of put options	—	5,832
Shareholders' equity	304,632	327,530

Total liabilities and shareholders' equity	$573,323	$427,141

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CIBER POSTS FOURTH QUARTER AND FISCAL 2003 RESULTS Revenues Up 14% and Earnings Up 41% Over Fiscal 2002